CFO Commentary on Second Quarter Fiscal Year 2013 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results

GAAP Quarterly Financial Comparison
(in millions except per share data)	Q2 FY13	Q1 FY13	Q/Q
Revenue	$1,044.3	$924.9	up 12.9%
Gross margin	51.8%	50.1%	up 1.7 p.p.
Operating expenses	$401.1	$390.5	up 2.7%
Net income	$119.0	$60.4	up 97.0%
Earnings per share	$0.19	$0.10	up 90.0%

Non-GAAP Quarterly Financial Comparison*
(in millions except per share data)	Q2 FY13	Q1 FY13	Q/Q
Revenue	$1,044.3	$924.9	up 12.9%
Gross margin	52.0%	50.4%	up 1.6 p.p
Operating expenses	$342.5	$348.0	down 1.6%
Net income	$170.4	$97.5	up 74.8%
Earnings per share	$0.27	$0.16	up 68.8%

*Non-GAAP earnings excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition related costs, a contribution expense in the second quarter of fiscal 2013, and the tax impact associated with such items.

For the second quarter of fiscal year 2013, our GAAP and non-GAAP earnings per diluted share were $0.19 and $0.27, respectively, an increase of 90.0 percent and 68.8 percent compared with the prior quarter of $0.10 and $0.16, respectively.

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q2 FY13	Q1 FY13	Q/Q
GPU	$668.3	$579.7	up 15.3%
Professional Solutions	196.3	212.6	down 7.7%
Consumer Products	179.7	132.6	up 35.5%
Total	$1,044.3	$924.9	up 12.9%

Revenue for second quarter of fiscal 2013 was $1.04 billion, compared with our outlook of between $990 million to $1.05 billion, and up 12.9 percent from $924.9 million in the prior quarter.

Our consumer GPU business - which includes desktop, notebook, memory, and license revenue from our patent cross license agreement with Intel - was up 15.3 percent from the prior quarter, at $668.3 million.

Demand for our desktop GTX (enthusiast and performance) products was very strong in the second quarter. As anticipated, notebook GPU revenue hit a record on the strength of our Ivy Bridge design wins. Inventory in the desktop channel remained at healthy levels, down from the prior quarter.

Revenue for our Professional Solutions Business - which includes workstation graphics and computing - was down 7.7 percent from the prior quarter, at $196.3 million. Our Quadro business remained steady in the U.S. and in APAC, but experienced some softness in demand in Europe on continued weak economic conditions. We also believe the delayed ramp of Romley workstations has stalled some demand.

Revenue for our Consumer Products Business - which includes Tegra®-based smartphone and tablet products, Icera baseband processors and RF transceivers, embedded products, and license, royalty, and other revenue associated with game consoles - was up 35.5 percent from the prior quarter, at $179.7 million. The increase was largely attributable to record revenue for Tegra, with the continued ramp of smartphone and tablet devices based on our Tegra 3 processors.

Gross Margin

GAAP gross margin for the quarter was 51.8 percent, compared with our outlook of between 50.2 to 52.2 percent, and up 1.7 percentage points from the prior quarter of 50.1 percent. Non-GAAP gross margin, which excluded stock-based compensation, was 52.0 percent, compared with our outlook of between 50.5 to 52.5 percent, and up 1.6 percentage points from the prior quarter of 50.4 percent.

Our GAAP and non-GAAP gross margins improved as supply on 28nm improved, enabling us to ship more of our Kepler GPU products. The result was a higher mix of high-end GPU product sales and an increase to our gross margins, compared with the prior quarter.

Expenses and Other

GAAP operating expenses for the second quarter were $401.1 million, compared with our outlook of approximately $418.0 million, and up $10.6 million from the prior quarter of $390.5 million. Non-GAAP operating expenses were $342.5 million, compared with our outlook of $354.0 million, and down $5.5 million from the prior quarter of $348.0 million. Non-GAAP operating expenses excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and a contribution expense in the second quarter of fiscal 2013.

The increase in GAAP operating expenses over the prior quarter was due to a non-recurring charge of $20.1 million for the net present value of a charitable contribution, plus planned hiring during the quarter to support our strategic businesses. These increases were offset by reductions in stock-based and other compensation costs (including FICA), lower tape-out and other engineering-related costs, and a decrease in discretionary expenses. Non-GAAP operating expenses, which excluded the aforementioned charitable contribution charge and stock-based compensation, decreased over the prior quarter due to the reductions in other compensation costs, tape-out and other engineering-related costs, and discretionary expenses, offset by planned hiring.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q2 FY13	Q1 FY13
Stock-based compensation	$29.6	$33.0
Amortization of acquisition-related intangible assets	4.1	4.3
Other acquisition-related costs	4.8	5.2
Contribution expense	20.1	—
Total	$58.6	$42.5

GAAP income tax expense for the quarter was $26.2 million, an effective tax rate of 18.0 percent, compared with our outlook of between 19 to 21 percent, and down 3.6 percentage points from the prior quarter of 21.6 percent. Non-GAAP income tax expense - excluding stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and a contribution expense in the second quarter of fiscal year 2013 - was $36.0 million or an effective tax rate of 17.4 percent, compared with our outlook of between 19 to 21 percent, and down 2.8 percentage points from the prior quarter of 20.2 percent.

Our GAAP and non-GAAP income tax expense decreased from the prior quarter primarily due to an increase in profits earned outside the U.S., where the statutory tax rate is lower than the U.S.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $3.28 billion, up $147.3 million or 4.7 percent over the prior quarter, primarily as a result of net income.

Accounts receivable at the end of the quarter were $445.3 million, up 8.3 percent or $34.1 million, from $411.2 million in the prior quarter. DSO at quarter-end was 39 days, down 2 days from 41 days in the prior quarter. Accounts receivable increased in the current quarter with the increase in revenue over the prior quarter. DSO decreased as a result of strong collections.

Inventories at the end of the quarter were $387.2 million, up $44.5 million from $342.7 million in the prior quarter. DSI at quarter-end was 70 days, up 2 days from 68 days in the prior quarter. These increases were a result of ramping production for Kepler™ and Tegra products in support of expected demand in the third quarter.

Depreciation and amortization expense for the second quarter amounted to $56.2 million. Capital expenditures were $61.9 million.

Cash flow from operating activities was $200.9 million in the second quarter, up $210.1 million compared with $9.2 million cash used in the prior quarter.  The increase over the prior quarter was primarily due to higher net income and a tax refund received in the current quarter.

Third Quarter Outlook

Our outlook for the third quarter of fiscal 2013, is as follows:

•	Revenue is expected to be between $1.15 billion and $1.25 billion.

•	GAAP and non-GAAP gross margins are expected to be flat relative to the prior quarter, 51.8 percent and 52.0 percent, respectively.

•	GAAP operating expenses are expected to be approximately $390 million; non-GAAP operating expenses are expected to be approximately $350 million.

•
GAAP and non-GAAP tax rates are expected to be approximately 20 percent, plus or minus one percentage point, excluding any discrete tax events that may occur during the quarter, which, if realized, may increase or decrease our third quarter GAAP and non-GAAP tax rates. If the U.S. research tax credit is reinstated into tax law, we estimate our annual effective tax rate for the fiscal year 2013 to be approximately 16 percent.

We estimate depreciation and amortization for the third quarter to be approximately $57 million to $59 million. Capital expenditures are expected to be in the range of $30 million to $40 million.

Diluted shares for the third quarter are expected to be approximately 630 million.

______________

For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, and non-GAAP net income, or earnings, per share. In order for NVIDIA's investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a non-recurring contribution expense, and the associated tax impact of these items, where applicable. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company's historical financial performance. The presentation of the company's non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company's financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company's financial outlook for the third quarter of fiscal 2013; and the company's tax rate for the third quarter and fiscal year 2013 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended April 29, 2012. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2012 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, Kepler and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 29,	April 29,	July 31,	July 29,	July 31,
	2012	2012	2011	2012	2011

GAAP gross profit	$540,719	$463,364	$525,284	$1,004,083	$1,009,787
GAAP gross margin	51.8%	50.1%	51.7%	51.0%	51.0%
Stock-based compensation expense included in cost of revenue (A)	2,649	2,526	2,748	5,175	5,225
Non-GAAP gross profit	$543,368	$465,890	$528,032	$1,009,258	$1,015,012
Non-GAAP gross margin	52.0%	50.4%	51.9%	51.3%	51.3%

GAAP operating expenses	$401,096	$390,538	$351,254	$791,634	$680,895
Stock-based compensation expense included in operating expense (A)	(29,606)	(33,043)	(33,202)	(62,649)	(62,464)
Amortization of acquisition-related intangible assets	(4,065)	(4,342)	(4,454)	(8,407)	(6,750)
Other acquisition-related costs (B)	(4,794)	(5,171)	(7,562)	(9,965)	(8,817)
Contribution expense (C)	(20,127)	—	—	(20,127)	—
Non-GAAP operating expenses	$342,504	$347,982	$306,036	$690,486	$602,864

GAAP net income	$119,046	$60,437	$151,573	$179,483	$286,792
Total pre-tax impact of non-GAAP adjustments	61,241	45,082	47,966	106,323	83,256
Income tax impact of non-GAAP adjustments	(9,839)	(7,989)	(5,994)	(17,828)	(10,790)
Non-GAAP net income	$170,448	$97,530	$193,545	$267,978	$359,258

Diluted net income per share
GAAP	$0.19	$0.10	$0.25	$0.29	$0.47
Non-GAAP	$0.27	$0.16	$0.32	$0.43	$0.58

Shares used in diluted net income per share computation	623,143	623,786	613,934	623,397	615,552

(A) Excludes stock-based compensation as follows:	Three Months Ended			Six Months Ended
	July 29,	April 29,	July 31,	July 29,	July 31,
	2012	2012	2011	2012	2011
Cost of revenue	$2,649	$2,526	$2,748	$5,175	$5,225
Research and development	$18,885	$21,207	$21,697	$40,092	$40,286
Sales, general and administrative	$10,721	$11,836	$11,505	$22,557	$22,178

(B) Other acquisition-related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.
(C) Net present value of a $25 million charitable contribution pledged on June 12, 2012 to Stanford Hospital and Clinic, payable over ten years.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2013 Outlook

GAAP gross margin	51.8%
Impact of stock-based compensation (A)	0.2%
Non-GAAP gross margin	52.0%

Q3 FY2013 Outlook
(In millions)
GAAP operating expenses	$390.0
Stock-based compensation expense included in operating expense	(30.0)
Amortization of acquisition-related intangible assets	(5.0)
Other acquisition-related costs (B)	(5.0)
Non-GAAP operating expenses	$350.0

(A) Represents $2.6 million of stock-based compensation expense included in cost of revenue.
(B) Other acquisition related costs are comprised primarily of compensation charges related to the acquisition of Icera, Inc. that was completed on June 10, 2011.